CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of The Cutler Trust and to the use of our report dated August 31, 2015 on the financial statements and financial highlights of the Cutler Equity Fund and the Cutler Fixed Income Fund, each a series of shares of beneficial interest of The Cutler Trust.   Such financial statements and financial highlights appear in the June 30, 2015 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania
October 22, 2015